SHENGKAI INNOVATIONS, INC.
No. 27, Wang Gang Road,
Jin Nan (Shuang Gang) Economic and
Technology Development Area
Tianjin, People’s Republic of China 300350

Ms. Guo Chuanye

November 24, 2010

Re:        Shengkai Innovations, Inc. Trade Secrets

Dear Ms. Guo Chuanye:

As you may be aware, Shengkai Innovations, Inc. (the “Company”) is conducting a stock offering.  In connection with that stock offering, the Company is documenting certain assets used by the Company, including the “recipe” to the unique method for creating structural ceramic valves referred to in that certain Preliminary Prospectus Supplement of the Company dated November 18, 2010 (the “Company Product Recipe”).  This Company Product Recipe is of strategic importance to the Company and is commercially sensitive information, the disclosure or unauthorized use of which could materially impact the Company in a negative manner.

We know that you have agreed to treat the Company Product Recipe as confidential and proprietary information, and have not disclosed or discussed this information with anyone, other than your son and his wife, both of whom are officers of the Company.  We ask that you formalize that agreement to treat the Company Product Recipe as confidential information in accordance with the provisions of this letter agreement and to take or abstain from taking certain other actions hereinafter set forth.

You agree that the Company Product Recipe will be kept confidential (and not disclosed in any manner to any other person or entity) by you from the date hereof; provided, however, that the Company Product Recipe may be disclosed by you to the extent required by subpoena or by an order of a court, or a governmental or administrative body.  In the event of any such subpoena or order, you agree to use your best efforts to notify the Company of any such required disclosure as early as practicable, and to cooperate with the efforts of the Company (at the Company’s expense) to avoid the necessity of such disclosure or to obtain a protective order.

You also agree to inform the Company upon becoming aware that Company Product Recipe has been disclosed, and to use your best efforts at the Company’s request and expense to limit the scope of any such disclosure.

Upon the request of the Company at any time, you agree to destroy any written or electronic records, notes or other materials containing the Company Product Recipe, and that you will not retain any copy thereof. Notwithstanding the destruction of such materials, you will continue to be bound by your obligations of confidentiality and other obligations hereunder.

The provisions of this letter agreement shall remain in full force and effect with respect to the Company Product Recipe until the date such Company Product Recipe ceases to be treated as confidential and proprietary information by the Company.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Company the enclosed copy of this letter, which shall become a binding agreement upon our receipt.

Sincerely,

Shengkai Innovations, Inc.

By:	/s/ Wang Chen
Name: Wang Chen
Title: Chief Executive Officer

Accepted and agreed as of
the date first written above:

By:	/s/ Guo Chuanye
Name: Guo Chuanye